SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2002

Brooks-PRI Automation, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25434	04-3040660
(Commission File Number)	(I.R.S. Employer Identification No.)

15 Elizabeth Drive, Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 262-2400
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 2 ACQUISITION OF ASSETS

     On July 3, 2002, Brooks-PRI Automation, Inc. (“Brooks” or the “Registrant”), through its wholly-owned subsidiary Brooks Automation Holding GmbH (“Brooks GmbH”), acquired all of the outstanding capital stock of Hermos Informatik GmbH (“Hermos”), a privately held German company located in Mistelgau, Germany. Hermos provides wafer carrier ID readers used in the manufacture of semiconductors. In consideration, Brooks paid the Hermos stockholders (the “Sellers”) $4.0 million in cash and issued or reserved for issuance 1,412,749 shares of Brooks’ common stock (the “Brooks Shares”), valued at $37 million on the closing date, based on a twenty-day trailing average closing price of Brooks’ common stock. The amount of this payment is subject to a post-closing adjustment based upon changes in net book value of Hermos on the closing date and certain changes in the closing price of shares of Brooks’ common stock in accordance with the terms of the Share Sale-, Purchase- and Transfer Agreement, dated as of July 3, 2002 (the “Purchase Agreement”), by and among Brooks, Brooks GmbH, and Sellers.

     The Brooks Shares were issued and will be issued, if applicable, pursuant to the exemptions from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Brooks has agreed to file a registration statement on Form S-3 within 40 days after the closing date covering the resale by the Sellers of the Brooks Shares. One-half of the Brooks Shares are subject to a contractual prohibition on transfer that lapses in three equal yearly installments.

     The terms of the acquisition of all of the capital stock of Hermos are more fully described in the Purchase Agreement.

     The terms of the transaction and the consideration received by the parties were a result of arm’s length negotiations between our representatives and representatives of the Sellers. While Brooks has been a customer of Hermos for some time, prior to the completion of the transaction, Brooks had no material relationship with Hermos.

ITEM 7 EXHIBITS

Item No.	Description

2.1	Share Sale-, Purchase- and Transfer Agreement, dated as of July 3, 2002 (the “Purchase Agreement”), by and among Dieter Herrmannsdoerfer, Harald Buchmann, Brooks-PRI Automation, Inc. and Brooks Automation Holding GmbH.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2002	BROOKS-PRI AUTOMATION, INC.
By: Ellen B. Richstone

Ellen B. Richstone
Senior Vice President of Finance and Administration
and Chief Financial Officer

EXHIBIT INDEX

Item No.	Description

2.1	Share Sale-, Purchase- and Transfer Agreement, dated as of July 3, 2002 (the “Purchase Agreement”), by and among Dieter Herrmannsdoerfer, Harald Buchmann, Brooks-PRI Automation, Inc. and Brooks Automation Holding GmbH.